Exhibit 99.1

Seattle Genetics Announces Positive Topline Results from Pivotal Trial of Tucatinib in Locally Advanced or Metastatic HER2-Positive Breast Cancer

-HER2CLIMB Trial Met Primary Endpoint and Both Key Secondary Endpoints-

-Global Regulatory Strategy Includes NDA Submission to U.S. FDA Planned for First Quarter of 2020-

-Data to be Presented at the 2019 San Antonio Breast Cancer Symposium-

-Company to Host Conference Call Today at 9:00 a.m. EST-

BOTHELL, Wash. – October 21, 2019 – Seattle Genetics, Inc. (Nasdaq:SGEN) today announced positive topline results from the HER2CLIMB trial, a randomized, double-blind, placebo-controlled, active comparator pivotal trial evaluating tucatinib. The trial compared tucatinib in combination with trastuzumab and capecitabine to trastuzumab and capecitabine alone in patients with locally advanced unresectable or metastatic HER2-positive breast cancer. Patients had previously received trastuzumab, pertuzumab and ado-trastuzumab emtansine (T-DM1), and 47 percent of the patients enrolled in the trial had brain metastases at the time of enrollment. Tucatinib is an oral, small molecule tyrosine kinase inhibitor (TKI) that is highly selective for HER2.

The trial met the primary endpoint of progression-free survival (PFS), showing that the addition of tucatinib was superior to trastuzumab and capecitabine alone, with a 46 percent reduction in the risk of disease progression or death (hazard ratio (HR)=0.54 (95% Confidence Interval (CI): 0.42, 0.71); p<0.00001). The trial also met the two key secondary endpoints at interim analysis. The tucatinib arm demonstrated an improvement in overall survival, with a 34 percent reduction in the risk of death (HR=0.66 (95% CI: 0.50, 0.88); p=0.0048) compared to trastuzumab and capecitabine alone. For patients with brain metastases at baseline, the tucatinib arm also demonstrated superior PFS, with a 52 percent reduction in the risk of disease progression or death compared to those who received trastuzumab and capecitabine alone (HR=0.48 (95% CI: 0.34, 0.69); p<0.00001).

Tucatinib in combination with trastuzumab and capecitabine was generally well tolerated with a manageable safety profile. The most frequent adverse events in the tucatinib arm included diarrhea, palmar-plantar erythrodysaesthesia syndrome (PPE), nausea, fatigue, and vomiting. Grade 3 or greater adverse events in the tucatinib arm compared to the control arm included diarrhea (12.9 vs. 8.6 percent), increased aspartate aminotransferase (AST) (4.5 vs. 0.5 percent), increased alanine aminotransferase (ALT) (5.4 vs. 0.5 percent) and increased bilirubin (0.7 vs. 2.5 percent). There was no requirement for prophylactic antidiarrheals. Adverse events leading to discontinuations were infrequent in both the tucatinib arm and the control arm (5.7 and 3.0 percent). Additional results are scheduled to be presented on December 11 at the 2019 San Antonio Breast Cancer Symposium.

“There is significant unmet medical need following treatment with trastuzumab, pertuzumab and T-DM1 in patients with metastatic HER2-positive breast cancer,” said Roger Dansey, M.D., Chief Medical Officer at Seattle Genetics. “The addition of tucatinib to the commonly used doublet of trastuzumab and capecitabine represents a potential significant clinical advance for patients with metastatic HER2-positive breast cancer, importantly, including those with brain metastases. Based on these findings, we plan to unblind the trial and offer tucatinib to patients on the control arm. We also plan to submit a New Drug Application (NDA) to the FDA in the first quarter of 2020, with the goal of bringing a much-needed new medicine to patients.”

About HER2-Positive Breast Cancer

Patients with HER2-positive breast cancer have tumors with high levels of a protein called human epidermal growth factor receptor 2 (HER2), which promotes the aggressive spread of cancer cells. An estimated 271,270 new cases of invasive breast cancer will be diagnosed in the U.S. in 2019.1 Between 15 and 20 percent of breast cancer cases worldwide are HER2-positive.2 Historically, HER2-positive breast cancer tends to be more aggressive and more likely to recur than HER2-negative breast cancer.2, 3, 4 In patients with metastatic breast cancer, the most common site of first metastasis is in bone, followed by lung, brain, and liver.5, 6 Approximately 30 to 50 percent of metastatic HER2-positive breast cancer patients develop brain metastases over time.2, 7 Despite recent treatment advances, there is still a significant need for new therapies that can impact metastatic disease, especially brain metastases. There are currently no approved therapies demonstrating progression-free survival or overall survival benefit for the treatment of patients with HER2-positive metastatic breast cancer after progression on T-DM1.8, 9, 10

About HER2CLIMB

HER2CLIMB is a multinational randomized (2:1), double-blind, placebo-controlled, active comparator, pivotal clinical trial comparing tucatinib in combination with trastuzumab and capecitabine compared with trastuzumab and capecitabine alone in patients with locally advanced or metastatic HER2-positive breast cancer who were previously treated with trastuzumab, pertuzumab and T-DM1. The primary endpoint was PFS per Response Evaluation Criteria in Solid Tumors (RECIST) v1.1 as determined by blinded independent central review in the first 480 patients enrolled in the trial. HER2CLIMB enrolled a total of 612 patients to support the analyses of key secondary endpoints, including overall survival as well as progression-free survival in patients with brain metastases at baseline. Safety data were evaluated throughout the study.

About Tucatinib

Tucatinib is an investigational, orally bioavailable, potent tyrosine kinase inhibitor that is highly selective for HER2 without significant inhibition of EGFR. Inhibition of EGFR has been associated with significant toxicities, including skin rash and diarrhea. Tucatinib has shown activity as a single agent and in combination with both chemotherapy and other HER2 targeted agents such as trastuzumab.1,2 Studies of tucatinib in these combinations have shown activity both systemically and in brain metastases. HER2 is a growth factor receptor that is overexpressed in multiple cancers, including breast, colorectal and gastric cancers. HER2 mediates cell growth, differentiation and survival. Tucatinib has been granted orphan drug designation by the FDA for the treatment of breast cancer patients with brain metastases.

In addition to HER2CLIMB, tucatinib is being evaluated in a randomized, double-blind, placebo-controlled, multi-center phase 3 trial of tucatinib in combination with T-DM1 compared to T-DM1 alone, in patients with unresectable locally-advanced or metastatic HER2-positive breast cancer, including those with brain metastases, who have had prior treatment with a taxane and trastuzumab. The primary endpoint is progression-free survival per RECIST criteria. Secondary endpoints include overall survival, objective response rate and duration of response. The trial is being conducted in North America, Europe and Asia and is expected to enroll approximately 460 patients. More information about the phase 3 trial, including enrolling centers, is available at www.clinicaltrials.gov.

Tucatinib is also being evaluated in a multi-center, open-label, single-arm phase 2 clinical trial known as MOUNTAINEER, which is evaluating tucatinib in combination with trastuzumab in patients with HER2-

positive, RAS wildtype metastatic or unresectable colorectal cancer. The primary endpoint of the trial is objective response rate by RECIST criteria. Progression-free survival, duration of response, overall survival and safety and tolerability of the combination regimen are secondary objectives. Results for 26 patients were evaluated in an analysis and presented at the European Society for Medical Oncology (ESMO) 2019 Congress. Enrollment is ongoing. More information about the MOUNTAINEER trial, including enrolling centers, is available at www.clinicaltrials.gov.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss topline results from the HER2CLIMB clinical trial of tucatinib. The event will be held today at 6:00 a.m. Pacific Time (PT); 9:00 a.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section. Investors may also participate in the conference call by calling 800-367-2403 (domestic) or 334-777-6978 (international). The conference ID is 9551838. A replay of the audio only will be available by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 9551838. The telephone replay will be available until 5:00 p.m. PT on October 24, 2019.

About Seattle Genetics

Seattle Genetics, Inc. is an emerging multi-product, global biotechnology company that develops and commercializes transformative therapies targeting cancer to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) utilizes the company’s industry-leading antibody-drug conjugate (ADC) technology and is currently approved for the treatment of multiple CD30-expressing lymphomas. Beyond ADCETRIS, the company has established a pipeline of novel targeted therapies at various stages of clinical testing, including three in ongoing pivotal trials for solid tumors. Enfortumab vedotin for metastatic urothelial cancer, that is currently being reviewed for approval by the FDA, and tisotumab vedotin for metastatic cervical cancer utilize our proprietary ADC technology. Tucatinib, a small molecule tyrosine kinase inhibitor, is in clinical trials for HER2-positive metastatic breast cancer and metastatic colorectal cancer. In addition, we are leveraging our expertise in empowered antibodies to build a portfolio of proprietary immuno-oncology agents in clinical trials targeting hematologic malignancies and solid tumors. The company is headquartered in Bothell, Washington, and has a European office in Switzerland. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the expected reporting of data from the HER2CLIMB trial at the San Antonio Breast Cancer Symposium; the therapeutic potential of tucatinib, including its possible efficacy, safety and therapeutic uses; anticipated development activities including ongoing and future clinical trials; and intended regulatory actions, including the plan to submit an NDA to the FDA in the first quarter of 2020 and to potentially submit global regulatory authorization applications. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the difficulty and uncertainty of pharmaceutical product development, the risk of adverse events or safety signals, the possibility of disappointing results in ongoing or future clinical trials despite earlier promising clinical results, the possibility of delays in the submission of an NDA to the FDA, the possibility that data from the HER2CLIMB trial may not be sufficient to support approval of tucatinib, the possibility of adverse regulatory action and the possibility that data from the HER2CLIMB trial may not be presented at the San Antonio Breast Cancer Symposium. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

References:

1. American Cancer Society, Cancer Facts and Figures 2018-2019.

2. Loibl S, Gianni L (2017). HER2-positive breast cancer. The Lancet 389(10087): 2415-29.

3. Slamon D, Clark G, Wong S, et al. (1987). Human breast cancer: correlation of relapse and survival with amplification of the HER-2/neu oncogene. Science 235(4785): 177-82.

4. American Cancer Society (ACS) (2018). Breast cancer HER2 status. Accessed: December 10, 2018.

5. Kennecke H, Yerushalmi R, Woods R, et al. (2010). Metastatic Behavior of Breast Cancer Subtypes. Journal of Clinical Oncology 28(20): 3271-7.

6. Berman AT, Thukral AD, Hwang W-T, et al. (2013). Incidence and Patterns of Distant Metastases for Patients With Early-Stage Breast Cancer After Breast Conservation Treatment. Clinical Breast Cancer 13(2): 88-94.

7. Duchnowska R, Loibl S, Jassem J (2018). Tyrosine kinase inhibitors for brain metastases in HER2-positive breast cancer. Cancer Treatment Reviews 67: 71-7.

8. Verma S, Miles D, Gianni L, et al. (2012). Trastuzumab Emtansine for HER2-Positive Advanced Breast Cancer. New England Journal of Medicine 367(19): 1783-91.

9. Geyer CE, Forster J, Lindquist D, et al. (2006). Lapatinib plus Capecitabine for HER2-Positive Advanced Breast Cancer. New England Journal of Medicine 355(26): 2733-43.

10. Blackwell KL, Burstein HJ, Storniolo AM, et al. (2012). Overall Survival Benefit With Lapatinib in Combination With Trastuzumab for Patients With Human Epidermal Growth Factor Receptor 2–Positive Metastatic Breast Cancer: Final Results From the EGF104900 Study. Journal of Clinical Oncology 30(21): 2585-92.

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CONTACTS:

Media:

Monique Greer

(425) 527-4641

mgreer@seagen.com

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

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